INTERNAP CORPORATION

2017 STOCK INCENTIVE PLAN, AS AMENDED

STOCK GRANT CERTIFICATE

FOR RESTRICTED STOCK GRANTED TO U.S. EMPLOYEES

1.    Award of Stock. Internap Corporation (the “Company”) hereby awards to the employee (“Participant”) named in the Notice of Grant of Restricted Stock (“Notice”), a grant of Restricted Stock (“Stock”) for the total number of shares set forth on the Notice (the “Award”), subject to the terms, definitions and provisions of the Internap Corporation 2017 Stock Incentive Plan, as amended (the “Plan”), which is incorporated herein by reference, and the terms of this Stock Grant Certificate (the “Certificate”) and Plan Prospectus. Unless otherwise defined herein, terms not defined in this Certificate shall have the meanings ascribed to them in the Plan. In the event of a conflict between the terms and conditions of the Plan and those of this Certificate, the terms and conditions of the Plan shall prevail.
2.    Terms of Award.
2.1    Performance and Time Vesting. The Award granted to the Participant hereunder shall become vested on the dates set forth on Annex A (the “Vesting Date”) provided; that the Participant is employed or providing services to the Company or its affiliates or subsidiaries on the Vesting Date.
2.2    Lapsing of Restrictions. Subject to the limitations contained herein, the restrictions on the Award shall lapse, and the Award shall vest, as provided in the Notice, provided that vesting shall cease upon the termination of Participant’s status as an employee. The period during which the Stock is subject to restrictions imposed by the Plan and this Certificate shall be known as the “Restricted Period.”
2.3    Number of Shares of Stock. The number of shares of Stock subject to the Award may be adjusted from time-to-time as provided in Section 11 of the Plan.
2.4    Restrictive Legends. The shares issued under the Award shall be endorsed with appropriate legends determined by the Company.
3.    Effect of Termination of Status. Except as otherwise provided in an employment, consulting or other written agreement between the Participant and the Company, if the Participant’s employment with the Company is terminated, the unvested portion of any Stock (“Unvested Shares”) shall be forfeited without any consideration to the Participant on the date of termination of service.
4.    Rights as a Stockholder. During the Restricted Period, Participant shall have all voting, dividend, liquidation and other rights with respect to the Stock held of record by Participant as if Participant held unrestricted Stock; provided, however, that the Unvested Shares shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to the Plan, the Notice or this Certificate. Any noncash dividends or distributions paid with respect to Unvested Shares shall be subject to the same restrictions as those relating to the Stock awarded under this Certificate. After the restrictions applicable to the Stock lapse, Participant shall have all stockholder rights, including the right to transfer the shares, subject to such conditions as the Company may reasonably specify to ensure compliance with federal and state securities laws.

5.    No Obligation to Employ. Nothing in this Certificate or the Plan shall confer on Participant any right to continue in the employ of, or other relationship with, the Company, or limit in any way the right of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.
6.    Taxes and Withholding. The Participant shall be responsible for all income taxes payable in respect of the Stock. Upon the vesting of any shares of Stock, the Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to (a) withhold and deduct from Participant’s future wages (or from other amounts that may be due and owing to Participant from the Company), or make other arrangement for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the Stock awarded under this Certificate, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Stock; or (b) require Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to the Stock. Unless the Compensation Committee provides otherwise, withholding may be satisfied by withholding common stock to be received having a fair market value equal to such withholding liability. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.
7.    Transferability. Until the restrictions lapse as set forth herein, the Stock granted under this Certificate may not be sold, pledged, loaned, gifted, or otherwise transferred in any manner (otherwise than by will or by the laws of descent and distribution), and may not be subject to lien, garnishment, attachment or other legal process. In addition, the Participant agrees to comply with any written holding requirements adopted by the Company for officers or employees in respect of any Stock.
8.    Interpretation. Any dispute regarding the interpretation of this Certificate or Plan shall be submitted by Participant or the Company to the Compensation Committee for review. The resolution of such a dispute by the Compensation Committee shall be final and binding on the Company and Participant.

9.    Governing Law.  This Certificate shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

10.    Entire Agreement.  The Plan, Notice and Prospectus are hereby incorporated by reference and made a part hereof. This Certificate, Plan, Notice and Prospectus constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

11.    Successors and Assigns. The Company may assign any of its rights under this Certificate. This Certificate shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Certificate shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

12.    Amendments.  This Certificate may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13.    Clawback/Forfeiture. If the Participant receives any amount in excess of what the Participant should have received with respect to the Stock for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company upon thirty (30) days prior written demand by the Compensation Committee. To the extent required by the Company’s Clawback Policy or applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Stock shall be subject to any required clawback, forfeiture or similar requirement.

14.    Section 409A. It is intended that the Stock be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended and this Certificate shall be interpreted consistent therewith. This Certificate is subject to Section 15.4 of the Plan.

15.    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Internap Corporation
One Enterprise Avenue, N
Secaucus, NJ 07094
Attn: Legal Department – Richard Diegnan, General Counsel
E-mail: legal@INAP.com

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

16.    Acceptance. By accepting the Notice, Participant acknowledges receipt of a copy of the Plan, Notice and Prospectus and this Certificate and that Participant has read and understands the terms and provisions hereof and thereof, and accepts the Award subject to all the terms and conditions of the Plan, Notice and Prospectus and this Certificate. Participant acknowledges that there may be adverse tax consequences upon acceptance of the Award and that Participant should consult a tax adviser prior to such acceptance or disposition of Stock regarding the consequences, including the applicability and effect of all U.S. federal, state and local tax laws. The Company does not provide tax advice to its employees.

Annex A
Performance and Time Targets for Current Fiscal Year

Performance Criteria (50% of the Award)

If EBITDA less Capital Expenditures (i.e. Free Cash Flow) for fiscal year of the Company equals or exceeds 100 percent (100%) of the EBITDA less Capital Expenditures Target for such fiscal year, then fifty percent (50%) of the total Award shall vest as follows: 33 1/3 percent (33.33%) of the Award shall vest upon the Compensation Committee’s determination that the performance targets were achieved by the Company (“Achievement Date”), (33.33%) of the Award shall vest one (1) year from the Achievement Date and the remaining (33.33%) of the Award shall vest two (2) years from the Achievement Date. If this performance target is not met, the Award shall terminate, and all shares shall be forfeited without any further consideration to the Participant. Notwithstanding the foregoing, in the event of a change of control (as such term is defined in the Plan) during fiscal year, the Award shall fully vest immediately prior to the change of control and if the change of control occurs after the end of the fiscal year and prior to the Vesting Date, the shares with respect to this Award shall vest immediately prior to the change of control as if the Award would have vested on the Vesting Date.

Definition of “EBITDA” and “Capital Expenditures”

“EBITDA” as defined in the Board of Directors’ approved budget for the consolidated Company for the fiscal year.
“Capital Expenditures” as defined in the Board of Directors’ approved budgets for consolidated Company for fiscal year.

Time Criteria (50% of the Award)

If Participant remains continuously employed by the Company until the Vesting Date then fifty percent (50%) of the total Award shall vest as follows: 33 1/3 percent (33.33%) of the Award shall vest one year from the grant date, (33.33%) of the Award shall vest on two (2) years from the grant date and the remaining (33.33%) of the Award shall vest on three (3) years from the grant date.

Additional Information

The number of Awards vesting on each date shall be rounded up to the nearest whole number.
In the event of a change in control (as defined in the Plan), any surviving or acquiring corporation would be required to assume any outstanding award under the Plan or substitute similar awards. If the surviving or acquiring corporation does not assume outstanding awards or substitute similar awards, then subject to the change in control occurring, all outstanding Awards of Participants whose services with the Company has not terminated would be accelerated in full before the effective time of the change in control.

In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or similar event, the Awards set forth above shall be adjusted by the Compensation Committee in a proportionate or equitable manner to reflect such event.

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